Exhibit 99.4

To the Limited Partners of

CMF Willowbridge Master Fund L.P.

(formerly, CMF Willowbridge Argo Master Fund, L.P.)

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

By:	Patrick T. Egan President and Director Ceres Managed Futures LLC General Partner, CMF Willowbridge Master Fund L.P. (formerly, CMF Willowbridge Argo Master Fund, L.P.)

Ceres Managed Futures LLC 522 Fifth Avenue New York, NY 10036 (855) 672-4468

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of

CMF Willowbridge Master Fund L.P.:

We have audited the accompanying statements of financial condition of CMF Willowbridge Master Fund L.P. (the “Partnership”), including the condensed schedules of investments, as of December 31, 2014 and 2013, and the related statements of income and expenses and changes in partners’ capital for each of the three years in the period ended December 31, 2014. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of CMF Willowbridge Master Fund L.P. as of December 31, 2014 and 2013, and the results of its operations and changes in its partners’ capital for each of the three years in the period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York

March 25, 2015

CMF Willowbridge Master Fund L.P.

(formerly, CMF Willowbridge Argo Master Fund L.P.)

Statements of Financial Condition

December 31, 2014 and 2013

	December 31, 2014	December 31, 2013
Assets:
Equity in trading account:
Cash (Note 3c)	$304,470,463	$87,784,300
Cash margin (Note 3c)	13,710,409	5,448,561
Net unrealized appreciation on open futures contracts	1,881,821	1,956,014
Net unrealized appreciation on open forward contracts	614,096	—
Options purchased, at fair value (cost $7,211,540 and $390,650, at December 31, 2014 and 2013, respectively)	11,502,428	510,850

Total assets	$332,179,217	$95,699,725

Liabilities and Partners’ Capital:
Liabilities:
Net unrealized depreciation on open forward contracts	$—	$419
Options premium received, at fair value (premium $6,351,045 and $1,229,238, at December 31, 2014 and 2013, respectively)	8,982,665	1,047,294
Accrued expenses:
Clearing fees due to MS&Co	17,572	3,409
Professional fees	32,119	32,952
Redemptions Payable	7,606,498	6,231,991

Total liabilities	16,638,854	7,316,065

Partners’ Capital:
General Partner, 0.0000 unit equivalents at December 31, 2014 and 2013	—	—
Limited Partners, 110,405.1198 and 38,414.2526 Redeemable Units outstanding at December 31, 2014 and 2013, respectively	315,540,363	88,383,660

Total liabilities and partners’ capital	$332,179,217	$95,699,725

Net asset value per unit	$2,858.02	$2,300.80

See accompanying notes to financial statements.

CMF Willowbridge Master Fund L.P.

(formerly, CMF Willowbridge Argo Master Fund L.P.)

Condensed Schedule of Investments

December 31, 2014

	Number of Contracts/ Notional ($)	Fair Value	% of Partners’ Capital
Futures Contracts Purchased
Interest Rates U.S.	712	$2,133,914	0.68%

Total futures contracts purchased		2,133,914	0.68

Futures Contracts Sold
Interest Rates U.S.	3,222	(252,093)	(0.08)

Total futures contracts sold		(252,093)	(0.08)

Net unrealized appreciation on open futures contracts		1,881,821	0.60

Unrealized Appreciation on Open Forward Contracts
Currencies	$245,232,663	1,516,541	0.48

Total unrealized appreciation on open forward contracts		1,516,541	0.48

Unrealized Depreciation on Open Forward Contracts
Currencies	$155,765,939	(902,445)	(0.29)

Total unrealized depreciation on open forward contracts		(902,445)	(0.29)

Net unrealized appreciation on open forward contracts		614,096	0.19

Option Purchased
Call
Interest Rates U.S.	5,366	4,192,188	1.33

Total Call Option Purchased		4,192,188	1.33

Put
Energy	856	7,310,240	2.32

Total Put Option Purchased		7,310,240	2.32

Total Option purchased		11,502,428	3.65

Option Premium Received
Call
Interest Rates U.S.	5,366	(1,978,713)	(0.63)

Call options premium received		(1,978,713)	(0.63)

Put
Energy	856	(3,415,440)	(1.08)
Interest Rates U.S.	5,366	(3,588,512)	(1.14)

Put options premium received		(7,003,952)	(2.22)

Total options premium received		(8,982,665)	(2.85)

Net fair value		$5,015,680	1.59%

See accompanying notes to financial statements.

CMF Willowbridge Master Fund L.P.

(formerly, CMF Willowbridge Argo Master Fund L.P.)

Condensed Schedule of Investments

December 31, 2013

	Number of Contracts	Fair Value	% of Partners’ Capital
Futures Contracts Purchased
Currencies	175	$(82,188)	(0.09)%
Indices	120	559,197	0.64
Interest Rates U.S.	601	247,913	0.28
Interest Rates Non-U.S.	120	73,362	0.08

Total futures contracts purchased		798,284	0.91

Futures Contracts Sold
Currencies	761	1,201,762	1.36
Energy	120	(44,032)	(0.05)

Total futures contracts sold		1,157,730	1.31

Net unrealized appreciation on open futures contracts		1,956,014	2.22

Unrealized Appreciation on Open Forward Contracts
Metals	114	287,054	0.33

Total unrealized appreciation on open forward contracts		287,054	0.33

Unrealized Depreciation on Open Forward Contracts
Metals	114	(287,473)	(0.33)

Total unrealized depreciation on open forward contracts		(287,473)	(0.33)

Net unrealized depreciation on open forward contracts		(419)	(0.00)

Option Purchased
Call
Interest Rates U.S.	601	510,850	0.58

Total call options purchased		510,850	0.58

Option Premium Received
Call
Interest Rates U.S.	1,001	(315,200)	(0.36)
Energy	80	(48,800)	(0.06)
Currencies	334	(521,875)	(0.59)

Call options premium received		(885,875)	(1.01)

Put
Interest Rates U.S.	1,001	(161,419)	(0.18)

Put options premium received		(161,419)	(0.18)

Total options premium received		(1,047,294)	(1.19)

Net fair value		$1,419,151	1.61%

See accompanying notes to financial statements.

CMF Willowbridge Master Fund L.P.

(formerly, CMF Willowbridge Argo Master Fund L.P.)

Statements of Income and Expenses

for the years ended December 31, 2014, 2013 and 2012

	2014	2013	2012
Investment Income:
Interest income	$17,289	$28,110	$20,467

Expenses:
Clearing fees	596,628	463,742	72,255
Professional fees	109,018	80,000	85,305

Total expenses	705,646	543,742	157,560

Net investment income (loss)	(688,357)	(515,632)	(137,093)

Trading Results:
Net gains (losses) on trading of commodity interests:
Net realized gains (losses) on closed contracts	44,341,704	6,602,521	4,461,606
Change in net unrealized gains (losses) on open contracts	1,897,446	2,666,442	(2,261,403)

Total trading results	46,239,150	9,268,963	2,200,203

Net income (loss)	$45,550,793	$8,753,331	$2,063,110

Net income (loss) per unit* (Note 6)	$557.60	$210.89	$103.59

Weighted average units outstanding	51,047.4134	42,066.1849	21,838.0768

*Based on change in net asset value per unit before distribution of interest income to feeder funds.

See accompanying notes to financial statements.

CMF Willowbridge Master Fund L.P.

(formerly, CMF Willowbridge Argo Master Fund L.P.)

Statements of Changes in Partners’ Capital

for the years ended December 31, 2014, 2013 and 2012

Partners’ Capital
Partners’ Capital at December 31, 2011	$58,623,833
Net income (loss)	2,063,110
Subscriptions of 3,882.2937 Redeemable Units	8,034,811
Redemptions of 14,592.5318 Redeemable Units	(29,444,205)
Distribution of interest income to feeder funds	(20,467)

Partners’ Capital at December 31, 2012	39,257,082
Net income (loss)	8,753,331
Subscriptions of 33,721.5056 Redeemable Units	72,696,766
Redemptions of 14,085.2121 Redeemable Units	(32,295,409)
Distribution of interest income to feeder funds	(28,110)

Partners’ Capital at December 31, 2013	88,383,660
Net income (loss)	45,550,793
Subscriptions of 93,115.5711 Redeemable Units	233,723,547
Redemptions of 21,124.7039 Redeemable Units	(52,100,348)
Distribution of interest income to feeder funds	(17,289)

Partners’ Capital at December 31, 2014	$315,540,363

Net asset value per unit:

2012:	$2,090.59

2013:	$2,300.80

2014:	$2,858.02

See accompanying notes to financial statements.

CMF Willowbridge Master Fund L.P.

(formerly, CMF Willowbridge Argo Master Fund, L.P.)

Notes to Financial Statements

December 31, 2014

1.     Partnership Organization:

CMF Willowbridge Master Fund L.P. (formerly, CMF Willowbridge Argo Master Fund, L.P.) (the “Master”) is a limited partnership organized under the partnership laws of the State of New York on May 11, 2005, to engage in the speculative trading of a diversified portfolio of commodity interests including futures, forward, option and swap contracts. The sectors traded include currencies, energy, grains, indices, U.S. and non-U.S. interest rates, metals and softs. The commodity interests that are traded by the Master are volatile and involve a high degree of market risk. The Master may sell an unlimited number of redeemable units of limited partnership interest (“Redeemable Units”).

Ceres Managed Futures LLC, a Delaware limited liability company, acts as the general partner (the “General Partner”) and commodity pool operator of the Master. The General Partner is wholly owned by Morgan Stanley Smith Barney Holdings LLC (“MSSB Holdings”). MSSB Holdings is ultimately owned by Morgan Stanley. Morgan Stanley is a publicly held company whose shares are listed on the New York Stock Exchange. Morgan Stanley is engaged in various financial services and other businesses. Prior to June 28, 2013, Morgan Stanley indirectly owned a majority equity interest in MSSB Holdings and Citigroup Inc. indirectly owned a minority equity interest in MSSB Holdings. Prior to July 31, 2009, the date as of which MSSB Holdings became its owner, the General Partner was wholly owned by Citigroup Financial Products Inc., a wholly owned subsidiary of Citigroup Global Markets Holdings Inc., the sole owner of which is Citigroup Inc. As of December 31, 2014, all trading decisions for the Master are made by the Advisor (defined below).

On July 1, 2005, (commencement of trading operations), Diversified Multi-Advisor Futures Fund L.P. (“Diversified”), Diversified Multi-Advisor Futures Fund L.P. II (“Diversified II”), Orion Futures Fund L.P. (“Orion”), Institutional Futures Portfolio L.P. (“Institutional Portfolio”) and Tactical Diversified Futures Fund L.P. (“Tactical Diversified”) each allocated a portion of their capital to the Master. Diversified purchased 12,259.3490 Redeemable Units with cash equal to $11,118,119 and a contribution of open commodity futures and forward contracts with a fair value of $1,141,230. Diversified II purchased 10,980.9796 Redeemable Units with cash equal to $9,895,326 and a contribution of open commodity futures and forward contracts with a fair value of $1,085,654. Orion purchased 33,529.1186 Redeemable Units with cash equal to $29,866,194 and a contribution of open commodity futures and forward contracts with a fair value of $3,662,925. Institutional Portfolio purchased 7,000.0000 Redeemable Units with cash equal to $7,000,000. Tactical Diversified purchased 95,795.8082 Redeemable Units with cash equal to $85,442,868 and a contribution of open commodity futures and forward contracts with a fair value of $10,352,940. On April 1, 2009, Orion Futures Fund (Cayman) Ltd. (“Orion Cayman”) purchased 299.0681 Redeemable Units with cash equal to $560,000. On May 31, 2011, Orion redeemed its investment in the Master. This amounted to 51,060.3252 Redeemable Units with cash equal to $97,337,544. On November 30, 2011, Institutional Portfolio redeemed its investment in the Master. This amounted to 2,888.7348 Redeemable Units with cash equal to $5,516,169. On January 1, 2013, Orion Cayman redeemed its investment in the Master. This amounted to 1,063.6847 Redeemable Units with cash equal to $2,223,849. On January 1, 2013, Emerging CTA Portfolio L.P. (“ECTA”), purchased 14,103.3175 Redeemable Units with cash equal to $29,484,307. On December 31, 2013, Diversified redeemed its investment in the Master. This amounted to 2,708.6145 Redeemable Units with cash equal to $6,231,991. On August 1, 2014, Orion purchased, 9,633.9313 Redeemable Units with cash equal to $21,000,000. On December 31, 2014, Diversified II redeemed its investment in the Master. This amounted to 2,661.4545 Redeemable Units with cash equal to $7,606,498. The Master permits commodity pools managed by Willowbridge Associates Inc. (the “Advisor”) using its wPraxis Futures Trading Approach, a proprietary, discretionary trading program, to invest together in one trading vehicle. Prior to January 1, 2013, Willowbridge traded the Master’s assets pursuant to the Argo Trading System.

CMF Willowbridge Master Fund L.P.

(formerly, CMF Willowbridge Argo Master Fund L.P.)

Notes to Financial Statements

December 31, 2014

During the year ended December 31, 2014, the Master’s commodity broker was Morgan Stanley & Co. LLC (“MS&Co.”), a registered futures commission merchant. During the prior periods included in this report Citigroup Global Markets Inc. (“CGM”) also served as a commodity broker.

Prior to Diversified II’s full redemption on December 31, 2014, the Master operated under a structure where its investors consisted of Diversified II, Tactical Diversified, ECTA and Orion (each a “Feeder”, collectively the “Funds”). Tactical Diversified, ECTA and Orion owned approximately 19.7%, 3.9% and 76.4% of the Master at December 31, 2014, respectively. Diversified (prior to its full redemption on December 31, 2013), Diversified II, Tactical Diversified, and ECTA owned approximately 6.6%, 8.9%, 69.3% and 15.2% of the Master at December 31, 2013, respectively.

The Master will be liquidated upon the first to occur of the following: December 31, 2025; or under certain other circumstances as defined in the limited partnership agreement of the Master (the “Limited Partnership Agreement”).

2.     Accounting Policies:

a.	Use of Estimates. The preparation of financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires the General Partner to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses, and related disclosures of contingent assets and liabilities in the financial statements and accompanying notes. As a result, actual results could differ from these estimates.

b.	Statement of Cash Flows. The Master is not required to provide a Statement of Cash Flows.

c.	Master’s Investments. All commodity interests of the Master including derivative financial instruments and derivative commodity instruments are held for trading purposes. The commodity interests are recorded on trade date and open contracts are recorded at fair value (as described below) at the measurement date. Investments in commodity interests denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing at the measurement date. Gains or losses are realized when contracts are liquidated. Unrealized gains or losses on open contracts are included as a component of equity in trading account on the Statements of Financial Condition. Net realized gains or losses and any change in net unrealized gains or losses from the preceding period are included in the Statements of Income and Expenses.

Master’s Fair Value Measurements.     Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to fair values derived from unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement in its entirety falls shall be determined based on the lowest level input that is significant to the fair value measurement in its entirety. The General Partner has concluded that based on available information in the marketplace, the Master’s Level 1 assets and liabilities are actively traded.

GAAP also requires the use of judgment in determining if a formerly active market has become inactive and in determining fair values when the market has become inactive. The General Partner has concluded that based on available information in the marketplace, there has not been a significant decrease in the volume and level of activity in the Master’s Level 2 assets and liabilities.

CMF Willowbridge Master Fund L.P.

(formerly, CMF Willowbridge Argo Master Fund L.P.)

Notes to Financial Statements

December 31, 2014

The Master will separately present purchases, sales, issuances, and settlements in its reconciliation of Level 3 fair value measurements (i.e., to present such items on a gross basis rather than on a net basis) and make disclosures regarding the level of disaggregation and the inputs and valuation techniques used to measure fair value for measurements that fall within either Level 2 or Level 3 of the fair value hierarchy as required under GAAP.

The Master considers prices for exchange-traded commodity futures, forwards, swaps and options contracts to be based on unadjusted quoted prices in active markets for identical assets and liabilities (Level 1). The values of non-exchange-traded forward, swap and certain option contracts for which market quotations are not readily available are priced by broker-dealers that derive fair values for those assets and liabilities from observable inputs (Level 2). As of and for the year ended December 31, 2014, the Master did not hold any derivative instruments that were priced at fair value using unobservable inputs through the application of the General Partner’s assumptions and internal valuation pricing models (Level 3). As of and for the year ended December 31, 2013, the Master did not hold any derivative instruments for which market quotations were not readily available and that were priced by broker-dealers that derive fair values for those assets and liabilities from observable inputs (Level 2) or that were priced at fair value using unobservable inputs through the application of the General Partner’s assumptions and internal valuation pricing models (Level 3). During the years ended December 31, 2014 and 2013 there were no transfers of assets or liabilities between Level 1 and Level 2.

	December 31, 2014	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Futures	$2,150,638	$2,150,638	$—	$—
Forwards	1,516,541	—	1,516,541	—
Options purchased	11,502,428	11,502,428	—	—

Total assets	$15,169,607	$13,653,066	1,516,541	—

Liabilities
Futures	$268,817	$268,817	$—	$—
Forwards	902,445	—	902,445	—
Options premium received	8,982,665	8,982,665	—	—

Total Liabilities	10,153,927	9,251,482	902,445	—

Net fair value	$5,015,680	$4,401,584	$614,096	$—

CMF Willowbridge Master Fund L.P.

(formerly, CMF Willowbridge Argo Master Fund L.P.)

Notes to Financial Statements

December 31, 2014

	December 31, 2013	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Futures	$2,104,103	$2,104,103	$—	$—
Forwards	287,054	287,054	—	—
Options purchased	510,850	510,850	—	—

Total assets	$2,902,007	$2,902,007	—	—

Liabilities
Futures	$148,089	$148,089	$—	$—
Forwards	287,473	287,473	—	—
Options premium received	1,047,294	1,047,294	—	—

Total Liabilities	1,482,856	1,482,856	—	—

Net fair value	$1,419,151	$1,419,151	$—	$—

d.	Futures Contracts. The Master trades futures contracts. A futures contract is a firm commitment to buy or sell a specified quantity of investments, currency or a standardized amount of a deliverable grade commodity, at a specified price on a specified future date, unless the contract is closed before the delivery date or the delivery quantity is something where physical delivery cannot occur (such as the S&P 500 Index), whereby such contract is settled in cash. Payments (“variation margin”) may be made or received by the Master each business day, depending on the daily fluctuations in the value of the underlying contracts, and are recorded as unrealized gains or losses by the Master. When the contract is closed, the Master records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in futures contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the futures broker, directly with the exchange on which the contracts are traded. Net realized gains (losses) and changes in net unrealized gains (losses) on futures contracts are included in the Statements of Income and Expenses.

e.	London Metals Exchange Forward Contracts. Metal contracts traded on the London Metals Exchange (“LME”) represent a firm commitment to buy or sell a specified quantity of aluminum, copper, lead, nickel, tin or zinc. LME contracts traded by the Master are cash settled based on prompt dates published by the LME. Payments (“variation margin”) may be made or received by the Master each business day, depending on the daily fluctuations in the value of the underlying contracts, and are recorded as unrealized gains or losses by the Master. A contract is considered offset when all long positions have been matched with a like number of short positions settling on the same prompt date. When the contract is closed at the prompt date, the Master records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in LME contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the broker, directly with the LME. Net realized gains (losses) and changes in net unrealized gains (losses) on metal contracts are included in the Statements of Income and Expenses.

f.

Forward Foreign Currency Contracts.     Forward foreign currency contracts are those contracts where the Master agrees to receive or deliver a fixed quantity of foreign currency for an agreed-upon price on an agreed future date. Forward foreign currency contracts are valued daily, and the Master’s net equity therein, representing unrealized gain or loss on the contracts as

CMF Willowbridge Master Fund L.P.

(formerly, CMF Willowbridge Argo Master Fund L.P.)

Notes to Financial Statements

December 31, 2014

measured by the difference between the forward foreign exchange rates at the dates of entry into the contracts and the forward rates at the reporting date, is included in the Statements of Financial Condition. Net realized gains (losses) and changes in net unrealized gains (losses) on foreign currency contracts are recognized in the period in which the contract is closed or the changes occur, respectively, and are included in the Statements of Income and Expenses.

The Master does not isolate that portion of the results of operations arising from the effect of changes in foreign exchange rates on investments from fluctuations from changes in market prices of investments held. Such fluctuations are included in net income (loss) in the Statements of Income and Expenses.

g.	Options. The Master may purchase and write (sell) both exchange listed and over-the-counter (“OTC”) options on commodities or financial instruments. An option is a contract allowing, but not requiring, its holder to buy (call) or sell (put) a specific or standard commodity or financial instrument at a specified price during a specified time period. The option premium is the total price paid or received for the option contract. When the Master writes an option, the premium received is recorded as a liability in the Statements of Financial Condition and marked to market daily. When the Master purchases an option, the premium paid is recorded as an asset in the Statements of Financial Condition and marked to market daily. Net realized gains (losses) and changes in net unrealized gains (losses) on option contracts are included in the Statements of Income and Expenses.

h.	Income and Expenses Recognition. All of the income and expenses and realized and unrealized gains and losses on trading of commodity interests are determined on each valuation day and allocated pro rata among the Funds at the time of such determination.

i.	Income Taxes. Income taxes have not been provided as each partner is individually liable for the taxes, if any, on its share of the Master’s income and expenses.

GAAP provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements and requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Master’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority. Tax positions with respect to tax at the Master level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year. The General Partner concluded that no provision for income tax is required in the Master’s financial statements.

The Master files U.S. federal and various state and local tax returns. No income tax returns are currently under examination. The 2011 through 2014 tax years remain subject to examination by U.S. federal and most state tax authorities. The General Partner does not believe that there are any uncertain tax positions that require recognition of a tax liability.

j.	Investment Company Status. Effective January 1, 2014, the Master adopted Accounting Standards Update (“ASU”) 2013-08 “Financial Services—Investment Companies (Topic 946): Amendments to the Scope, Measurement and Disclosure Requirements.” ASU 2013-08 changes the approach to the investment company assessment, requires non-controlling ownership interests in other investment companies to be measured at fair value, and requires additional disclosures about the investment company’s status as an investment company. ASU 2013-08 is effective for interim and annual reporting periods beginning after December 15, 2013. The adoption of this ASU did not have a material impact on the Master’s financial statements. Based on the General Partner’s assessment, the Master has been deemed to be an investment company since inception.

CMF Willowbridge Master Fund L.P.

(formerly, CMF Willowbridge Argo Master Fund L.P.)

Notes to Financial Statements

December 31, 2014

k.	Net Income (Loss) per unit. Net income (loss) per unit is calculated in accordance with investment company guidance. See Note 6, “Financial Highlights.”

l.	Subsequent Events. The General Partner evaluates events that occur after the balance sheet date but before financial statements are issued. The General Partner has assessed the subsequent events through the date of issuance and determined that there were no subsequent events requiring adjustment of or disclosure in the financial statements.

3.     Agreements:

a.	Limited Partnership Agreement:

The General Partner administers the business and affairs of the Master including selecting one or more advisors to make trading decisions for the Master.

b.	Management Agreement:

The General Partner, on behalf of the Master, has entered into a management agreement (the “Management Agreement”) with the Advisor, a registered commodity trading advisor. The Advisor is not affiliated with the General Partner or MS&Co./CGM and is not responsible for the organization or operation of the Master. The Management Agreement provides that the Advisor has sole discretion in determining the investment of the assets of the Master. All management fees in connection with the Management Agreement are borne by the Funds. The Management Agreement may be terminated upon notice by either party.

c.	Customer Agreement:

Prior to and during part of the third quarter of 2013, the Master was party to a Customer Agreement with CGM (the “CGM Customer Agreement”). During the third quarter of 2013, the Master entered into a Customer Agreement with MS&Co. (the “MS&Co. Customer Agreement”). During the first quarter of 2014, the Master also entered into a foreign exchange brokerage account agreement with MS&Co. the Master has terminated the CGM Customer Agreement.

Under the CGM Customer Agreement, CGM provided services to the Master, including, among other things, the execution and clearing of transactions for the Master’s account in accordance with orders placed by the Advisor. All exchange, clearing, service, user, give-up, floor brokerage and National Futures Association (“NFA”) fees (collectively the “CGM clearing fees”) were borne by the Master and allocated to the Funds. All other fees including CGM’s direct brokerage fees were borne by the Funds. During the term of the CGM Customer Agreement, all of the Master’s assets were deposited in the Master’s account at CGM. The Master’s cash was deposited by CGM in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations.

Under the MS&Co. Customer Agreement, and the foreign exchange brokerage account agreement the Master will pay MS&Co. trading fees for the clearing and, where applicable, the execution of transactions. Further all trading, exchange, clearing, user, give-up, floor brokerage and NFA fees (collectively the “MS&Co. clearing fees” and together with the CGM clearing fees, the “clearing fees”) are borne by the Master and allocated to the Funds. All other fees are borne by the Funds. All of the Master’s assets are deposited in the Master’s account at MS&Co. The Master’s cash is deposited by MS&Co. in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations. At December 31, 2014 and 2013, the amount of cash held by the Master for margin

CMF Willowbridge Master Fund L.P.

(formerly, CMF Willowbridge Argo Master Fund L.P.)

Notes to Financial Statements

December 31, 2014

requirements was $13,710,409 and $5,448,561, respectively. The MS&Co. Customer Agreement may generally be terminated upon notice by either party.

4.     Trading Activities:

The Master was formed for the purpose of trading contracts in a variety of commodity interests, including derivative financial instruments and derivative commodity interests. The results of the Master’s trading activities are shown in the Statements of Income and Expenses.

The MS&Co. Customer Agreement with the Master gives, and the CGM Customer Agreement with the Master gave the Master the legal right to net unrealized gains and losses on open futures and forward contracts. The Master nets, for financial reporting purposes, the unrealized gains and losses on open futures and forward contracts on the Statements of Financial Condition as the criteria under Accounting Standards Codification 210-20, “Balance Sheet,” have been met.

All of the commodity interests owned by the Master are held for trading purposes. The monthly average number of futures contracts traded during the years ended December 31, 2014 and 2013 were 2,739 and 2,359, respectively. The monthly average number of forward contracts traded during the years ended December 31, 2014 and 2013 were 24 and 255, respectively. The monthly average number of option contracts traded during the years ended December 31, 2014 and 2013 were 6,592 and 3,336, respectively. The monthly average notional values of currency forward contracts held during the years ended December 31, 2014 and 2013 were $169,566,934 and $13,886,982, respectively.

On January 1, 2013, the Master adopted ASU 2011-11, “Disclosure about Offsetting Assets and Liabilities” and ASU 2013-01, “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities.” ASU 2011-11 created a new disclosure requirement about the nature of an entity’s rights to setoff and the related arrangements associated with its financial instruments and derivative instruments, while ASU 2013-01 clarified the types of instruments and transactions that are subject to the offsetting disclosure requirements established by ASU 2011-11. Entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial condition and instruments and transactions subject to an agreement similar to a master netting arrangement. The objective of these disclosures is to facilitate comparison between those entities that prepare their financial statements on the basis of GAAP and those entities that prepare their financial statements on the basis of International Financial Reporting Standards. The new guidance did not have a significant impact on the Master’s financial statements.

CMF Willowbridge Master Fund L.P.

(formerly, CMF Willowbridge Argo Master Fund L.P.)

Notes to Financial Statements

December 31, 2014

The following tables summarize the valuation of the Master's investments as of December 31, 2014 and 2013, respectively.

December 31, 2014	Gross Amounts Recognized	Gross Amounts Offset in the Statements of Financial Condition	Amounts Presented in the Statements of Financial Condition	Gross Amounts not Offset in the Statements of Financial Condition
				Financial Instruments	Cash Collateral Received	Net Amount

Assets
Futures	$2,150,638	$(268,817)	$1,881,821	$—	$—	$1,881,821
Forwards	1,516,541	(902,445)	614,096	—	—	614,096
Options purchased	11,502,428	—	11,502,428	(8,982,665)	—	2,519,763

Total Assets	15,169,607	(1,171,262)	13,998,345	(8,982,665)	—	5,015,680

Liabilities
Futures	$(268,817)	$268,817	$—	$—	$—	$—
Forwards	(902,445)	902,445	—	—	—	—
Options premium received	(8,982,665)	—	(8,982,665)	8,982,665	—	—

Total Liabilities	(10,153,927)	1,171,262	(8,982,665)	8,982,665	—	—

Net fair value						$5,015,680

December 31, 2013	Gross Amounts Recognized	Gross Amounts Offset in the Statements of Financial Condition	Amounts Presented in the Statements of Financial Condition	Gross Amounts not Offset in the Statements of Financial Condition
				Financial Instruments	Cash Collateral Received	Net Amount

Assets
Futures	$2,104,103	$(148,089)	$1,956,014	$—	$—	$1,956,014
Forwards	287,054	(287,054)	—	—	—	—
Options purchased	510,850	—	510,850	(510,850)	—	—

Total Assets	2,902,007	(435,143)	2,466,864	(510,850)	—	1,956,014

Liabilities
Futures	$(148,089)	$148,089	$—	$—	$—	$—
Forwards	(287,473)	287,054	(419)	—	—	(419)
Options premium received	(1,047,294)	—	(1,047,294)	510,850	—	(536,444)

Total Liabilities	(1,482,856)	435,143	(1,047,713)	510,850	—	(536,863)

Net fair value						$1,419,151

CMF Willowbridge Master Fund L.P.

(formerly, CMF Willowbridge Argo Master Fund L.P.)

Notes to Financial Statements

December 31, 2014

The following tables indicate the gross fair values of derivative instruments of futures and forward contracts as separate assets and liabilities as of years ended December 31, 2014 and 2013.

Assets	December 31, 2014
Futures Contracts
Interest Rates U.S.	$2,150,638

Total unrealized appreciation on open futures contracts	2,150,638

Liabilities
Futures Contracts
Interest Rates U.S.	(268,817)

Total unrealized depreciation on open futures contracts	(268,817)

Net unrealized appreciation on open futures contracts	1,881,821	*

Assets
Forward Contracts
Currencies	1,516,541

Total unrealized appreciation on open forward contracts	1,516,541

Liabilities
Forward Contracts
Currencies	(902,445)

Total unrealized depreciation on open forward contracts	(902,445)

Net unrealized appreciation on open forward contracts	$614,096	**

Assets
Options Purchased
Energy	7,310,240
Interest Rates U.S.	4,192,188

Total option purchased	11,502,428	***

Liabilities
Options Premium Received
Energy	(3,415,440)
Interest Rates U.S.	(5,567,225)

Total options premium received	$(8,982,665	)****

*This amount is in “Net unrealized appreciation on open futures contracts” on the Statements of Financial Condition.

**This amount is in “Net unrealized appreciation on open forward contracts” on the Statements of Financial Condition.

***This amount is in “Options purchased, at fair value” on the Statements of Financial Condition.

****This amount is in “Options premium received, at fair value” on the Statements of Financial Condition.

CMF Willowbridge Master Fund L.P.

(formerly, CMF Willowbridge Argo Master Fund L.P.)

Notes to Financial Statements

December 31, 2014

Assets	December 31, 2013
Futures Contracts

Currencies	$1,201,762
Energy	15,968
Indices	559,197
Interest Rates U.S.	247,913
Interest Rates Non-U.S.	79,263

Total unrealized appreciation on open futures contracts	$2,104,103

Liabilities
Futures Contracts
Currencies	$(82,188)
Energy	(60,000)
Interest Rates Non-U.S.	(5,901)

Total unrealized depreciation on open futures contracts	$(148,089)

Net unrealized appreciation on open futures contracts	$1,956,014	*

Assets
Forward Contracts
Metals	$287,054

Total unrealized appreciation on open forward contracts	$287,054

Liabilities
Forward Contracts
Metals	$(287,473)

Total unrealized depreciation on open forward contracts	$(287,473)

Net unrealized depreciation on open forward contracts	$(419	)**

Assets
Options Purchased
Interest Rates U.S.	$510,850

Total option purchased	$510,850	***

Liabilities
Options Premium Received
Currencies	$(521,875)
Energy	(48,800)
Interest Rates U.S.	(476,619)

Total options premium received	$(1,047,294	)****

*This amount is included in “Net unrealized appreciation on open futures contracts” on the Statements of Financial Condition.

**This amount is included in “Net unrealized depreciation on open forward contracts” on the Statements of Financial Condition.

***This amount is included in “Options purchased, at fair value” on the Statements of Financial Condition.

****This amount is included in “Options premium received, at fair value” on the Statements of Financial Condition.

CMF Willowbridge Master Fund L.P.

(formerly, CMF Willowbridge Argo Master Fund L.P.)

Notes to Financial Statements

December 31, 2014

The following tables indicate the trading gains (losses), by market sector, on derivative instruments for the years ended December 31, 2014, 2013 and 2012.

Sector	December 31, 2014 Gain (Loss) from Trading	December 31, 2013 Gain (Loss) from Trading	December 31, 2012 Gain (loss) from Trading
Currencies	$12,261,797	$3,919,113	$2,906,441
Energy	26,063,301	711,271	(780,742)
Grains	(19,275)	591,704	1,284,759
Indices	(3,189,237)	1,366,066	—
Interest Rates US	4,417,728	627,697	383,265
Interest Rates Non-US	7,466,198	(2,771,350)	754,795
Livestock	(13,380)	(214,683)	(119,210)
Metals	(111,426)	4,495,651	(1,860,737)
Softs	(636,556)	543,494	(368,368)

Total	$46,239,150 *	$9,268,963 *	$2,200,203 *

*This amount is included in “Total trading results” on the Statements of Income and Expenses.

5.	Subscriptions, Distributions and Redemptions:

Subscriptions are accepted monthly from investors and they become limited partners on the first day of the month after their subscription is processed. A limited partner may withdraw all or part of their capital contribution and undistributed profits, if any, from the Master in multiples of the net asset value per Redeemable Unit as of the end of any day (the “Redemption Date”) after a request for redemption has been made to the General Partner at least three business days in advance of the Redemption Date. The Redeemable Units are classified as a liability when the limited partner elects to redeem and informs the Master.

6.	Financial Highlights:

Changes in the net asset value per unit for the years ended December 31, 2014, 2013 and 2012 were as follows:

	2014	2013	2012
Net realized and unrealized gains (losses)*	$559.62	$212.18	$106.78
Interest income	0.38	0.68	1.04
Expenses**	(2.40)	(1.97)	(4.23)

Increase (decrease) for the year	557.60	210.89	103.59
Distribution of interest income to feeder funds	(0.38)	(0.68)	(1.04)
Net asset value per unit, beginning of year	2,300.80	2,090.59	1,988.04

Net asset value per unit, end of year	$2,858.02	$2,300.80	$2,090.59

*	Includes clearing fees.

**	Excludes clearing fees.

CMF Willowbridge Master Fund L.P.

(formerly, CMF Willowbridge Argo Master Fund L.P.)

Notes to Financial Statements

December 31, 2014

	2014	2013	2012
Ratios to average net assets:
Net investment income (loss)***	(0.6)%	(0.6)%	(0.3)%

Operating expenses	0.6%	0.6%	0.4%

Total return	24.2%	10.0%	5.2%

***	Interest income less total expenses.

The above ratios may vary for individual investors based on the timing of capital transactions during the year. Additionally, these ratios are calculated for the limited partner class using the limited partners’ share of income, expenses and average net assets.

7.	Financial Instrument Risks:

In the normal course of business, the Master is party to financial instruments with off-balance sheet risk, including derivative financial instruments and derivative commodity instruments. These financial instruments may include futures, forwards, options and swaps, whose values are based upon an underlying asset, index, or reference rate, and generally represent future commitments to exchange currencies or cash balances, to purchase or sell other financial instruments at specific terms at specified future dates, or, in the case of derivative commodity instruments, to have a reasonable possibility to be settled in cash, through physical delivery or with another financial instrument. These instruments may be traded on an exchange, a swap execution facility or over-the-counter (“OTC”). Exchange-traded instruments include futures and certain standardized forward, swap and option contracts. Certain swap contracts may also be traded on a swap execution facility or OTC. OTC contracts are negotiated between contracting parties and also include certain forward and option contracts. Each of these instruments is subject to various risks similar to those related to the underlying financial instruments, including market and credit risk. In general, the risks associated with OTC contracts are greater than those associated with exchange-traded instruments because of the greater risk of default by the counterparty to an OTC contract. The General Partner estimates that any given time approximately 0.0% to 67.6% of the Master’s contracts are traded OTC.

Market risk is the potential for changes in the value of the financial instruments traded by the Master due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The Master is exposed to a market risk equal to the value of futures and forward contracts purchased and unlimited liability on such contracts sold short.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. The Master’s risk of loss in the event of a counterparty default is typically limited to the amounts recognized in the Statements of Financial Condition and is not represented by the contract or notional amounts of the instruments. The Master’s risk of loss is reduced through the use of legally enforceable master netting agreements with counterparties that permit the Master to offset unrealized gains and losses and other assets and liabilities with such counterparties upon the occurrence of certain events. The Master had credit risk and concentration risk during the reporting period and prior periods as MS&Co. and/or CGM or their affiliates were the sole counterparties or brokers with respect to the Master’s assets. Credit risk with respect to exchange-traded instruments is reduced to the extent that, through MS&Co. and/or CGM, the Master’s counterparty is an exchange or clearing organization. The Master continues to be subject to such risks with respect to MS&Co.

CMF Willowbridge Master Fund L.P.

(formerly, CMF Willowbridge Argo Master Fund L.P.)

Notes to Financial Statements

December 31, 2014

As both a buyer and seller of options, the Master pays or receives a premium at the outset and then bears the risk of unfavorable changes in the price of the contract underlying the option. Written options expose the Master to potentially unlimited liability; for purchased options the risk of loss is limited to the premiums paid. Certain written put options permit cash settlement and do not require the option holder to own the reference asset. The Master does not consider these contracts to be guarantees.

The General Partner monitors and attempts to control the Master’s risk exposure on a daily basis through financial, credit and risk management monitoring systems and, accordingly, believes that it has effective procedures for evaluating and limiting the credit and market risks to which the Master may be subject. These monitoring systems generally allow the General Partner to analyze statistically actual trading results with risk-adjusted performance indicators and correlation statistics. In addition, online monitoring systems provide account analysis of futures, forward and option contracts by sector, margin requirements, gain and loss transactions and collateral positions.

The majority of these instruments mature within one year of the inception date. However, due to the nature of the Master’s business, these instruments may not be held to maturity.